Exhibit 3.1

AMENDED AND RESTATED

BYLAWS

OF

SAPIENT CORPORATION

Amended and Restated Effective 10-24-12

AMENDED AND RESTATED BYLAWS

TABLE OF CONTENTS

ARTICLE 1 - Stockholders		1

1.1	Place of Meetings	1
1.2	Annual Meeting	1
1.3	Special Meeting	1
1.4	Notice of Meetings	1
1.5	Voting List	1
1.6	Quorum	1
1.7	Adjournments	2
1.8	Voting and Proxies	2
1.9	Action at Meeting	2
1.10	Nomination of Directors	4
1.11	Notice of Business at Annual Meeting	5
1.12	Action Without Meeting	6
1.13	Organization	6

ARTICLE 2 - Directors		6

2.1	General Powers	6
2.2	Number; Election and Qualification	7
2.3	Terms of Office	7
2.4	Vacancies	7
2.5	Resignation	7
2.6	Regular Meetings	7
2.7	Special Meetings	7
2.8	Notice of Special Meetings	7
2.9	Meetings by Telephone Conference Call	8
2.10	Quorum	8
2.11	Action at Meeting	8
2.12	Action by Consent	8
2.13	Removal	8
2.14	Committees	8
2.15	Compensation of Directors	9

ARTICLE 3 - Officers		9

3.1	Enumeration	9
3.2	Election	9
3.3	Qualification	9
3.4	Tenure	9
3.5	Resignation and Removal	9
3.6	Vacancies	10

3.7	Chairmen or Co-Chairmen of the Board and Vice-Chairman of the Board	10
3.8	President or Co-Presidents	10
3.9	Vice Presidents	10
3.10	Secretary and Assistant Secretaries	10
3.11	Treasurer and Assistant Treasurers	11
3.12	Salaries	11

ARTICLE 4 - Capital Stock		11

4.1	Issuance of Stock	11
4.2	Certificated or Uncertificated Stock	11
4.3	Transfers	12
4.4	Lost, Stolen or Destroyed Certificates	12
4.5	Record Date	12

ARTICLE 5 - General Provisions		13

5.1	Fiscal Year	13
5.2	Corporate Seal	13
5.3	Waiver of Notice	13
5.4	Voting of Securities	13
5.5	Evidence of Authority	13
5.6	Certificate of Incorporation	13
5.7	Transactions with Interested Parties	13
5.8	Severability	14
5.9	Pronouns	14

ARTICLE 6 - Amendments		14

6.1	By the Board of Directors	14
6.2	By the Stockholders	14
6.3	Certain Provisions	14

AMENDED AND RESTATED BYLAWS

OF

SAPIENT CORPORATION

ARTICLE 1 - Stockholders

1.1 Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or a President or, if not so designated, at the registered office of the corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date and at such time as shall be designated from time to time by the Board of Directors or a President (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Board of Directors or a President and stated in the notice of the meeting.

1.3 Special Meeting. Special meetings of stockholders may be called at any time only by a Chairman of the Board of Directors, a Chief Executive Officer (or, if there is no Chief Executive Officer, a President) or the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

1.5 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

1.7 Adjournments. Any meeting of stockholders may be adjourned from time to time, whether or not there is a quorum, by the chairman of the meeting or by a majority of stockholders present or represented at the meeting and entitled to vote to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote or act for him by written proxy executed by the stockholder or his authorized agent and delivered to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting.

(a) Except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws, at all meetings of stockholders in all matters other than the election of directors, the affirmative vote of a majority of the shares present (a “majority vote”) in person or by means of remote communication or represented by proxy at the meeting and entitled to vote on such matter shall decide any such matter to be voted upon by the stockholders at such meeting.

(b) Except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws, at all meetings of stockholders with respect to the election of directors, in an uncontested election, a nominee director of the corporation shall be elected if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” that nominee’s election, excluding abstentions and broker non- votes; provided, however, in a contested election, the directors shall be elected by a plurality of the shares present in person or by means of remote communication or represented by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section 1.9(b): (i) an “uncontested election” is an election in which the number of nominees for director is not greater than the number to be elected, and (ii) a “contested election” is an election in which the number of nominees for director is greater than the number to be elected, which shall be determined by the Secretary of the corporation as of the record date for any meeting.

(c) Following any uncontested election, any incumbent director who was a nominee and who did not receive a majority vote shall promptly tender to the Chairman of the Board of Directors his or her offer of resignation, which shall be expressly contingent upon the Board of Directors’ acceptance, for consideration by the Board of Directors. A recommendation on whether or not to accept such resignation offer shall be made by the Governance & Nominating

Committee of the corporation or any committee of independent directors subsequently constituted by the Board of Directors that has been delegated express responsibility of recommending nominees for director for appointment or election to the Board of Directors, or (1) if each member of such committee did not receive the required majority vote or (2) if no such committee has such authority, a majority of the Board of Directors shall appoint a special committee of independent directors for such purpose of making a recommendation to the Board of Directors. If no independent directors or if no directors received the required majority vote, the Board of Directors (as a whole) shall act on the resignation offers.

Subject to the foregoing, any incumbent director who offers his or her resignation pursuant to this Section 1.9(c) will not participate in any discussions with or actions by either the Governance & Nominating Committee or the Board of Directors with respect to his or her own resignation offer, but will otherwise continue to serve as a director during this period.

Promptly following certification of the stockholder vote by the inspector of election, the Governance & Nominating Committee shall recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Absent a determination by the Governance & Nominating Committee that, as a result of one or more of the following factors, a compelling reason exists for concluding that it is in the best interests of the corporation for an unsuccessful incumbent to remain as a director, the Governance & Nominating Committee shall recommend to the Board of Directors that it accept that person’s resignation: (1) the overall composition of the Board of Directors, including whether accepting the resignation would cause the corporation to fail to meet any applicable regulatory or stock exchange listing requirements (including, for example, rules regarding independence or financial expertise qualifications); (2) whether the resignation would trigger defaults or other adverse consequences under material contracts or acceleration of change in control provisions or other rights in severance, employment or other compensation arrangements, or under other agreements entered into by the corporation or the corporation’s charter documents (including these Bylaws); (3) the stated reasons why stockholders cast votes “against” such director’s election (and whether the issue has been addressed); (4) the qualifications of the director whose resignation has been tendered; and (5) any reason similar to any of the foregoing.

The Board of Directors shall act on the Governance & Nominating Committee’s recommendation and shall notify the director concerned of its decision. Absent a determination by the Board of Directors that, based on the factors considered by the Governance & Nominating Committee and any of the other factors set forth in the immediately preceding paragraph, a compelling reason exists for concluding that it is in the best interests of the corporation for an unsuccessful incumbent to remain as a director, the Board of Directors shall accept that person’s resignation.

If any director’s resignation offer is not accepted by the Board of Directors, the Board of Directors shall, within 90 days following certification of the stockholder vote, publicly disclose the decision, including the rationale for not accepting the resignation offer, by a press release, a filing with the Securities and Exchange Commission, or other broadly disseminated means of communication. Notwithstanding the foregoing, if the Board of Directors were to accept all of the offers of resignation then pending, resulting in the corporation having fewer than three directors who were in office before the election, the Board of Directors may determine to extend such 90-day period by an additional 30 days upon the conclusion that such an extension is in the best interests of the corporation. If no directors receive the required majority vote and, in accordance with the procedures above, the Board of Directors accepts the resignations of all such directors, then the incumbent Board of Directors will nominate a new slate of directors and hold a special meeting for electing these nominees within 180 days following certification of the stockholder vote. In this circumstance, the incumbent Board of Directors will continue to serve until new directors are elected and qualified.

If any director’s resignation offer is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and his or her successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal. If a director’s resignation offer is accepted by the Board of Directors pursuant to Section 1.9(c) of this Article I, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.4 of these Bylaws or may decrease the size of the Board pursuant to Section 2.2 of these Bylaws.

1.10 Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible for election as directors. Nomination for election to the Board of Directors of the corporation at a meeting of stockholders may be made by or on behalf of the Board of Directors or in the case of any annual meeting of stockholders, by any stockholder of the corporation entitled to vote for the election of directors at such annual meeting who complies with the notice procedures set forth in this Section 1.10. Any nomination for election to the Board of Directors at an annual meeting made by a stockholder of the corporation shall be made by giving timely notice of such nomination in writing and in proper form to the Secretary. To be timely, a stockholder’s notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive offices of the corporation, and received not less than 60 days, nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, to be timely, a stockholder’s notice must be delivered to or received by the Secretary not later than the close of business on the 10th day (or if such day is not a business day, the close of business on the preceding business day) following the date on which the corporation mailed notice, or made public disclosure, of the annual meeting, whichever occurs first. To be in proper form, a stockholder’s notice to the Secretary nominating a person or persons for election to the Board of Directors shall set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee, (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations in a contested election pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a director if elected) and (v) a representation that the stockholder making such notice will notify the corporation in writing of any updates of, or changes in, the information required by clauses (i) through (iv) as of the record date of the annual meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; and (b) as to the stockholder making the notice (i) the name and address, as they appear on the corporation’s books, of such stockholder, (ii) the class and number of shares of the corporation which are beneficially owned by such stockholder, (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder and its affiliates and associates, or others with whom such stockholder is acting in concert, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder and its affiliates and associates, or others with whom such stockholder is acting in concert, with respect to shares of stock of the corporation, (iv) a description of all direct and indirect compensation and any other material agreement, arrangement, understanding or relationship during the past three years between or among such stockholder and its affiliates and associates, or others with whom such stockholder is acting in concert, on the one hand, and each such nominee and his or her affiliates and associates, or others with whom such nominee is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination, or any affiliate or associate of such stockholder or person with whom the stockholder is acting in concert, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (v) a representation that such stockholder will notify the corporation in writing of any updates of, or changes in, the information required by clauses (i) through (iv) as of the record date of the annual meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation, including, without limitation, a signed questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Secretary upon written request).

The chairman of the meeting may determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

1.11 Notice of Business at Annual Meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of annual meeting (or any supplement thereto) given by or on behalf of the Board of Directors, (b) otherwise properly brought before the annual meeting by or on behalf of the Board of Directors, or (c) properly brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, if such business relates to nomination of a person for election as a director of the corporation, the procedures in Section 1.10 must be complied with. If such business relates to any other matter, to be properly brought before an annual meeting by a stockholder, (i) such matter must be a proper matter for stockholder action under applicable Delaware law and (ii) the stockholder must have given timely notice of such business in writing and in proper form to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive offices of the corporation, and received not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, to be timely, a stockholder’s notice must be delivered to or received by the Secretary not later than the close of business on the 10th day (or if such day is not a business day, the close of business on the preceding business day) following the date on which the corporation mailed notice, or made public disclosure, of the annual meeting, whichever occurs first. To be in proper form, a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the stockholder proposing such business, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into by, or on behalf of, the stockholder proposing such business and its affiliates and associates, or others with whom such stockholder is acting in concert, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder and its affiliates and associates, or others with whom such stockholder is acting in concert, with respect to shares of stock of the corporation, (e) any material interest of the stockholder proposing such business in such business and (f) a representation that the stockholder proposing such business will notify the corporation in writing of any updates of, or changes in, the information required by clauses (a) through (e) as of the record date of the annual meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed. The requirements of this Section 1.11 will apply to any business to be brought before an annual meeting by a stockholder (other than the nomination of a person for election as a director, which is governed by Section 1.10) whether such business is to be included in the corporation’s proxy statement pursuant to Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended, or presented to stockholders by means of an independently financed proxy solicitation.

The chairman of the meeting shall determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.11, and if he should so determine, the chairman shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

1.12 Action Without Meeting. Stockholders may not take any action by written consent in lieu of a meeting.

1.13 Organization. A Chairman or Co-Chairman of the Board, or in the absence of a Chairman or Co-Chairman of the Board, the Vice Chairman of the Board designated by the Chairman or Co-Chairmen of the Board, or a President, in the order named, shall call meetings of the stockholders to order, and shall act as chairman of such meeting; provided, however, that the Board of Directors may appoint any stockholder to act as chairman of any meeting in the absence of a Chairman or Co-Chairman of the Board. The Secretary of the corporation shall act as secretary at all meetings of the stockholders; but in the absence of the Secretary at any meeting of the stockholders, the presiding officer may appoint any person to act as secretary of the meeting.

ARTICLE 2 - Directors

2.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the corporation.

2.3 Terms of Office. Each director shall serve for a term ending on the date of the annual meeting immediately following the date on which such director was elected; provided that: (i) any director who is initially elected no more than three months prior to such annual meeting date (pursuant to Section 2.4 below or otherwise) shall serve an initial term ending on the date of the second annual meeting after his or her election date: (ii) each director elected at the annual meeting of the corporation held in 2002 or 2003 shall serve for the full three-year term to which such director was elected; and (iii) the term of each director: (a) shall immediately end upon such director’s death, resignation or removal; and (b) in all other cases, shall continue until the election and qualification of such director’s successor.

2.4 Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

2.5 Resignation. Any director may resign by delivering his written resignation to the corporation at its principal office or to a President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by a Chairman of the Board, a President, two or more directors, or by one director in the event that there is only a single director in office.

2.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director: (i) by giving notice to such director in person or by telephone at least 24 hours in advance of the meeting; (ii) by sending a telegram, telecopy, telex, or other electronic transmission (including e-mail) or delivering written notice by hand, to his last known business, home or electronic address at least 24 hours in advance of the meeting; or (iii) by mailing written notice to his last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.9 Meetings by Telephone Conference Call. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.10 Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third of the total number of directors constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

2.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or consents by electronic transmission are filed with the minutes of proceedings of the Board of Directors or committee.

2.13 Removal. Directors of the corporation may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the corporation issued and outstanding and entitled to vote.

2.14 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

2.15 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 3 - Officers

3.1 Enumeration. The officers of the corporation shall consist of one President or two Co-Presidents (each of whom shall be considered a President for purposes of these Bylaws), a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one Chairman of the Board or two Co-Chairmen of the Board (each of whom shall be considered a Chairman of the Board for purposes of these Bylaws), a Vice-Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The President or Co-Presidents, as the case may be, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the corporation at its principal office or to a President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President or Co-President, as the case may be, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of his predecessor and until his successor is elected and qualified, or until his earlier death, resignation or removal.

3.7 Chairman or Co-Chairmen of the Board and Vice-Chairman of the Board. The Board of Directors may appoint one Chairman of the Board or two Co-Chairmen of the Board. If the Board of Directors appoints a Chairman or Co-Chairmen of the Board, the Chairman or Co-Chairmen, as the case may be, shall perform such duties and possess such powers as are assigned to them by the Board of Directors. If the Board of Directors appoints a Vice Chairman of the Board, he shall, in the absence or disability of Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as may from time to time be vested in him by the Board of Directors.

3.8 President or Co-Presidents. The President or the Co-Presidents shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the corporation. Unless otherwise provided by the Board of Directors, a President shall preside at all meetings of the stockholders, and if a President is a director, a President shall preside at all meetings of the Board of Directors. Unless the Board of Directors has designated the Chairman or Co-Chairmen of the Board or other officers as Chief Executive Officer, the President or the Co-Presidents shall be the Chief Executive Officer or Co-Chief Executive Officers, as the case may be, of the corporation. A President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe.

3.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or a President may from time to time prescribe. In the event of the absence, inability or refusal to act of a President, the Vice President (or if there shall be more than one, the Vice Presidents, in the order determined by the Board of Directors) shall perform the duties of a President and when so performing shall have all the powers of and be subject to all the restrictions upon a President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or a President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, a President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors or a President. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, a President or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.12 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE 4 - Capital Stock

4.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificated or Uncertificated Stock. Stock of the corporation may be certificated or uncertificated and shall be entered in the books of the corporation and registered as it is issued. Any certificate representing shares of stock of the corporation shall be in such form as may be prescribed by law and by the Board of Directors, shall be numbered, shall indicate the stockholder’s name, and the number and class of shares of stock, and shall be signed by, or in the name of the corporation by, a Chairman or Vice Chairman, if any, of the Board of Directors, or a President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall, if such shares of stock are certificated, have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction, and, if such shares are uncertificated, shall have a notation on the stock register for the corporation regarding the existence of the restriction.

4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation (i) if certificated, by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require, and (ii) if uncertificated, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate or uncertificated shares of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5 - General Provisions

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January in each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, cable or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.

5.4 Voting of Securities. Except as the directors may otherwise designate, a President or the Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7 Transactions with Interested Parties. No contract or transaction between the corporation and one or more of the directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or office is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

5.8 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.9 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE 6 - Amendments

6.1 By the Board of Directors. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2 By the Stockholders. Except as otherwise provided in Section 6.3, these Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any regular or special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such regular or special meeting.

6.3 Certain Provisions. Notwithstanding any other provision of law, the Certificate of Incorporation or these Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the corporation issued and outstanding and entitled to vote shall be required in order for the stockholders to amend or repeal, or to adopt any provision inconsistent with Section 1.3, Section 1.10, Section 1.11, Section 1.12, Section 1.13, Article 2 or Article 6 of these Bylaws.